Exhibit 99.1
ENACT REPORTS FIRST QUARTER 2025 RESULTS
_______________________________________
GAAP Net Income of $166 million, or $1.08 per diluted share
Adjusted Operating Income of $169 million, or $1.10 per diluted share
Return on Equity of 13.1% and Adjusted Operating Return on Equity of 13.4%
Primary Insurance in-force of $268 billion, a 2% increase from first quarter 2024
PMIERs Sufficiency of 165% or approximately $2.0 billion
Book Value Per Share of $33.96 and Book Value Per Share excluding AOCI of $34.97

Raleigh, NC, April 30, 2025 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the first quarter of 2025.

"We had a strong start to 2025 and continue to make progress against our priorities,” stated Rohit Gupta, President and CEO of Enact. "We continued to prudently underwrite new business, invest in our business, maintain expense discipline, and return substantial capital to our shareholders. Looking ahead, Enact is well positioned to navigate an uncertain economic backdrop. We are committed to executing against all aspects of our strategy and are doing so from a position of robust liquidity and financial strength. We believe the long-term drivers of housing demand remain in place, and we look forward to continuing to create value for all our stakeholders."

Key Financial Highlights

(In millions, except per share data or otherwise noted)	1Q25	4Q24	1Q24
Net Income (loss)	$166	$163	$161
Diluted Net Income (loss) per share	$1.08	$1.05	$1.01
Adjusted Operating Income (loss)	$169	$169	$166
Adj. Diluted Operating Income (loss) per share	$1.10	$1.09	$1.04
NIW ($B)	$10	$13	$11
Primary Persistency Rate	84%	82%	85%
Primary IIF ($B)	$268	$269	$264
Net Premiums Earned	$245	$246	$241
Losses Incurred	$31	$24	$20
Loss Ratio	12%	10%	8%
Operating Expenses	$53	$58	$53
Expense Ratio	21%	24%	22%
Net Investment Income	$63	$63	$57
Net Investment gains (losses)	$(3)	$(7)	$(7)
Return on Equity	13.1%	13.0%	13.8%
Adjusted Operating Return on Equity	13.4%	13.5%	14.2%
PMIERs Sufficiency ($)	$1,966	$2,052	$1,883
PMIERs Sufficiency (%)	165%	167%	163%

First Quarter 2025 Financial and Operating Highlights
•Net income was $166 million, or $1.08 per diluted share, compared with $163 million, or $1.05 per diluted share, for the fourth quarter of 2024 and $161 million, or $1.01 per diluted share, for the first quarter of 2024. Adjusted operating income was $169 million, or $1.10 per diluted share, compared with $169 million, or $1.09 per diluted share, for the fourth quarter of 2024 and $166 million, or $1.04 per diluted share, for the first quarter of 2024.
•New insurance written (NIW) was approximately $10 billion, down 26% from the fourth quarter of 2024 primarily from seasonality in the purchase origination market and down 7% from the first quarter of 2024 primarily driven by lower estimated market share. NIW for the current quarter was comprised of 94% monthly premium policies and 93% purchase originations.
•Persistency remained elevated at 84%, up from 82% in the fourth quarter of 2024 and down from 85% in the first quarter of 2024. Approximately 8% of the mortgages in our portfolio had rates at least 50 basis points above March 2025’s average mortgage rate of 6.7%.
•Primary insurance in-force (IIF) was $268 billion, relatively flat from $269 billion in the fourth quarter of 2024 and up 2% from $264 billion in the first quarter of 2024.
•Net premiums earned were $245 million, relatively flat from $246 million in the fourth quarter of 2024 and up 2% from $241 million in the first quarter of 2024. The year-over-year increase is primarily driven by premium growth from attractive adjacencies and growth in primary insurance in-force, partially offset by higher ceded premiums.
•Losses incurred for the first quarter of 2025 were $31 million and the loss ratio was 12%, compared to $24 million and 10%, respectively, in the fourth quarter of 2024 and $20 million and 8%, respectively, in the first quarter of 2024. The current quarter reserve release of $47 million from favorable cure performance and loss mitigation activities compares to a reserve release of $56 million and $54 million in the fourth quarter of 2024 and first quarter of 2024, respectively. The sequential and year-over-year increase in losses and the loss ratio were primarily driven by the lower reserve release in the quarter.
•Operating expenses in the current quarter were $53 million and the expense ratio was 21%. This compared to $58 million and 24%, respectively, in the fourth quarter of 2024 and $53 million and 22%, respectively in the first quarter of 2024. The sequential decrease was primarily driven by lower incentive-based compensation.
•Net investment income was $63 million, flat from $63 million in the fourth quarter of 2024 and up from $57 million in the first quarter of 2024, driven by the continuation of elevated interest rates and higher average invested assets.
•Net investment gains (losses) in the quarter were $(3) million, as compared to $(7) million sequentially and $(7) million in the same period last year. The activity is primarily driven by the identification of assets that upon selling allow us to recoup losses through higher net investment income.
•Annualized return on equity for the first quarter of 2025 was 13.1% and annualized adjusted operating return on equity was 13.4%. This compares to fourth quarter 2024 results of 13.0% and 13.5%, respectively, and to first quarter 2024 results of 13.8% and 14.2%, respectively.

Capital and Liquidity
•Fitch Ratings upgraded the Insurer Financial Strength rating for EMICO to A from A- and also upgraded Enact’s senior debt rating to BBB. The outlook for both ratings is stable.
•We announced two excess-of-loss reinsurance agreements with a panel of highly-rated reinsurers that will provide approximately $225 million and approximately $260 million of coverage on a portion of expected new insurance written for the 2025 and 2026 book years, respectively.
•We paid approximately $28 million, or $0.185 per share, dividend in the first quarter.
•EMICO completed a dividend of approximately $200 million in the first quarter that will primarily be used to support our ability to return capital to shareholders and bolster financial flexibility.
•Enact Holdings, Inc. held $356 million of cash and cash equivalents plus $292 million of invested assets as of March 31, 2025. Combined cash and invested assets increased $108 million from the prior quarter, primarily due to a contribution from EMICO, partially offset by share buybacks and our quarterly dividend.
•PMIERs sufficiency was 165% and $2.0 billion above the PMIERs requirements, compared to 167% and $2.1 billion above the PMIERs requirements in the fourth quarter of 2024.

Recent Events
•We repurchased approximately 2.0 million shares at an average price of $33.38 for a total of approximately $66 million in the quarter. Additionally, through April 25, 2025, we repurchased 0.6 million shares at an average price of $34.53 for a total of $21 million and approximately $6 million remains of our $250 million repurchase authorization.
•We announced today that the Company’s Board of Directors approved a new share repurchase program with authorization to purchase up to $350 million of common stock.
•Additionally, the Board of Directors declared a 14% increase to our quarterly dividend from $0.185 to $0.21 per common share, payable on June 11, 2025, to shareholders of record on May 19, 2025.

Conference Call and Financial Supplement Information
This press release, the first quarter 2025 financial supplement and earnings presentation are now posted on the Company’s website, https://ir.enactmi.com. Investors are encouraged to review these materials.

Enact will discuss first quarter financial results in a conference call tomorrow, Thursday, May 1, 2025, at 8:00 a.m. (Eastern). Participants interested in joining the call’s live question and answer session are required to pre-register by clicking here to obtain your dial-in number and unique PIN. It is recommended to join at least 15 minutes in advance, although you may register ahead of the call and dial in at any time during the call. If you wish to join the call but do not plan to ask questions, a live webcast of the event will be available on our website, https://ir.enactmi.com/news-and-events/events.

The webcast will also be archived on the Company’s website for one year.

About Enact
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, guidance concerning the future return of capital and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “may,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” “predict,” “project,” “target,” “could,” “should,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including risks related to an economic downturn or a recession in the United States and in other countries around the world; changes in political, business, regulatory, and economic conditions; changes in or to Fannie Mae and Freddie Mac (the “GSEs”), whether through Federal legislation, restructurings or a shift in business practices; failure to continue to meet the mortgage insurer eligibility requirements of the GSEs; competition for customers; lenders or investors seeking alternatives to private mortgage insurance; an increase in the number of loans insured through Federal government mortgage insurance programs, including those offered by the Federal Housing Administration; and other factors described in the risk factors contained in our most recent Annual Report on Form 10-K and other filings with the SEC, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, Enact can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share," and “adjusted operating return on equity." Enact Holdings, Inc. (the “Company”) defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items, and gain (loss) on the extinguishment of debt. The Company excludes net investment gains (losses), gains (losses) on the extinguishment of debt and infrequent or unusual non-operating items because the Company does not consider them to be related to the operating performance of the Company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the Company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the Company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

The tables at the end of this press release provide a reconciliation of net income (loss) to adjusted operating income (loss) and U.S. GAAP return on equity to adjusted operating return on equity for the three months ended March 31, 2025 and 2024, as well as for the three months ended December 31, 2024.

Exhibit A: Consolidated Statements of Income (amounts in thousands, except per share amounts)

	1Q25	4Q24	1Q24
REVENUES:
Premiums	$244,786	$245,735	$240,747
Net investment income	63,037	62,624	57,111
Net investment gains (losses)	(3,243)	(7,167)	(6,684)
Other income	2,196	584	402
Total revenues	306,776	301,776	291,576

LOSSES AND EXPENSES:
Losses incurred	30,541	23,813	19,501
Acquisition and operating expenses, net of deferrals	50,094	55,325	50,934
Amortization of deferred acquisition costs and intangibles	2,429	2,522	2,259
Interest expense	12,291	12,262	12,961
Total losses and expenses	95,355	93,922	85,655

INCOME BEFORE INCOME TAXES	211,421	207,854	205,921
Provision for income taxes	45,643	45,116	44,933
NET INCOME	$165,778	$162,738	$160,988

Net investment (gains) losses	3,243	7,167	6,684
Costs associated with reorganization	629	411	(42)
Taxes on adjustments	(813)	(1,591)	(1,395)
Adjusted Operating Income	$168,837	$168,725	$166,235

Loss ratio (1)	12%	10%	8%
Expense ratio (2)	21%	24%	22%
Earnings Per Share Data:
Net Income per share
Basic	$1.09	$1.06	$1.01
Diluted	$1.08	$1.05	$1.01
Adj operating income per share
Basic	$1.11	$1.10	$1.05
Diluted	$1.10	$1.09	$1.04
Weighted-average common shares outstanding
Basic	151,831	153,537	158,818
Diluted	152,907	154,542	160,087

(1) The ratio of losses incurred to net earned premiums.
(2) The ratio of acquisition and operating expenses, net of deferrals, and amortization of deferred acquisition costs and intangibles to net earned premiums. Expenses associated with strategic transaction preparations and restructuring costs increased the expense ratio by zero percentage points for the three-month period ended March 31, 2025, one percentage point for the three-month period ended December 31, 2024, and zero percentage points for the three-month period ended March 31, 2024.

Exhibit B: Consolidated Balance Sheets (amounts in thousands, except per share amounts)

Assets	1Q25	4Q24	1Q24
Investments:
Fixed maturity securities available-for-sale, at fair value	$5,815,337	$5,624,773	$5,351,138
Short term investments	3,696	3,367	9,963
Total investments	5,819,033	5,628,140	5,361,101
Cash and cash equivalents	635,269	599,432	614,330
Accrued investment income	49,654	49,595	43,450
Deferred acquisition costs	23,322	23,771	24,861
Premiums receivable	46,451	53,031	43,927
Other assets	103,351	102,549	126,644
Deferred tax asset	44,440	65,013	89,370
Total assets	$6,721,520	$6,521,531	$6,303,683

Liabilities and Shareholders' Equity
Liabilities:
Loss reserves	$542,528	$524,715	$531,443
Unearned premiums	107,519	114,680	138,886
Other liabilities	208,667	142,990	173,500
Long-term borrowings	743,399	743,050	746,090
Total liabilities	1,602,113	1,525,435	1,589,919
Equity:
Common stock	1,508	1,523	1,577
Additional paid-in capital	2,007,776	2,076,788	2,264,198
Accumulated other comprehensive income	(152,482)	(207,455)	(237,477)
Retained earnings	3,262,605	3,125,240	2,685,466
Total equity	5,119,407	4,996,096	4,713,764
Total liabilities and equity	$6,721,520	$6,521,531	$6,303,683

Book value per share	$33.96	$32.80	$29.89
Book value per share excluding AOCI	$34.97	$34.16	$31.40

U.S. GAAP ROE (1)	13.1%	13.0%	13.8%
Net investment (gains) losses	0.3%	0.6%	0.6%
Costs associated with reorganization	0.0%	0.0%	0.0%
(Gains) losses on early extinguishment of debt	0.0%	0.0%	0.0%
Taxes on adjustments	(0.1)%	(0.1)%	(0.1)%
Adjusted Operating ROE(2)	13.4%	13.5%	14.2%

Debt to Capital Ratio	13%	13%	14%

(1) Calculated as annualized net income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity
(2) Calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity